August 15, 2022

To:   Whom it may concern:

Re: KWESST Micro Systems Inc.

In connection with the registration statement on Form F-1 dated August 15, 2022 of KWESST Micro Systems Inc. (the "Company") being filed with the United States Securities and Exchange Commission, we consent to being named in such registration statement and to the use of our report dated November 22, 2021 to the shareholders of the Company on the following consolidated financial statements:

a) Consolidated statements of financial position as at September 30, 2020 and December 31, 2019.

b) Consolidated statements of loss and comprehensive loss, changes in shareholders' equity and cash flows for the nine month ended September 30, 2020 and twelve months ended December 31, 2019, and a summary of significant accounting policies and other explanatory information.

We report that we have read the Form F-1 and all information therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the financial statements upon which we have reported or that are within our knowledge as a result of our audit of such consolidated financial statements.

Sincerely,

/s/ Kreston GTA LLP

Chartered Professional Accountants, Licensed Public Accountants

Markham, Canada